Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LULULEMON ATHLETICA INC.

          lululemon athletica inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

          1. The present name of the Corporation is lululemon athletica inc. The Corporation was originally incorporated in the State of Delaware on November 21, 2005 under the name of Lulu Holding Inc.

          2. ARTICLE IV, Section 4.1, of the Corporation’s Amended and Restated Certificate of Incorporation presently reads as follows:

“Total Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Thirty Five Million (235,000,000) shares, consisting of: (a) Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), (b) Thirty Million (30,000,000) shares of special voting stock, par value $0.00001 per share (the “Special Voting Stock”), as provided in Article VI, and (c) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock, Special Voting Stock and Preferred Stock shall have the rights, preferences and limitations set forth below.”

and is hereby amended and restated in its entirety to read as follows:

“Total Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Sixty-Five Million (465,000,000) shares, consisting of: (a) Four Hundred Million (400,000,000) shares of common stock, par value $0.005 per share (the “Common Stock”), (b) Sixty Million (60,000,000) shares of special voting stock, par value $0.00005 per share (the “Special Voting Stock”), as provided in Article VI, and (c) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock, Special Voting Stock and Preferred Stock shall have the rights, preferences and limitations set forth below.

Effective upon the filing date of this Certificate of Amendment to Amended and Restated Certificate of Incorporation, (i) every one (1) outstanding share of Common Stock shall be split into two (2) shares of fully paid and non-assessable Common Stock and (ii) every one (1) outstanding share of Special Voting Stock shall be split into two (2) shares of fully paid and non-assessable Special Voting Stock (the “Stock Split”). The Stock Split shall occur without any further action on the part of the Corporation or the holders of the Common Stock or Special Voting Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock or Special Voting Stock outstanding as a result of the Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

3. The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 141 and 242 of the DGCL.

4. The foregoing amendment has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the DGCL and the Corporation’s Amended and Restated Certificate of Incorporation.

5. The foregoing amendment shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by Christine M. Day, Chief Executive Officer, this 1st day of July, 2011.

lululemon athletica inc.
By:	/s/ Christine M. Day

Name: Title:	Christine M. Day Chief Executive Officer